As filed with the Securities and Exchange Commission on April 25, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Donegal Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	23-2424711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of Principal Executive Offices)	(Zip Code)
Donegal Group Inc.
2024 Equity Incentive Plan for Employees
Donegal Group Inc.
2024 Equity Incentive Plan for Directors

(Full title of the plans)
Kevin G. Burke
President and Chief Executive Officer
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547
 (Name and address of agent for service)
(888) 877-0600
(Telephone number, including area code, of agent for service)

Copies to:
Richard L. Cohen, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
(215) 979-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
On April 18, 2024, the stockholders of Donegal Group Inc. (the “Registrant”) approved the Registrant’s (i) 2024 Equity Incentive Plan for Employees (the “Employee Incentive Plan”), pursuant to which the Registrant may issue up to a maximum of 4,500,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (ii) 2024 Equity Incentive Plan for Directors (the “Director Incentive Plan”), pursuant to which the Registrant may issue up to a maximum of 500,000 shares of Class A Common Stock.  The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register the 4,500,000 shares of Class A Common Stock that are authorized for issuance under the Employee Incentive Plan, and the 500,000 shares of Class A Common Stock that are authorized for issuance under the Director Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of this Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference.
Donegal Group Inc. (“we” or “our”) incorporates by reference into this registration statement the following documents that we have previously filed with the Securities and Exchange Commission, or the SEC:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 6, 2024;
•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 from our definitive proxy statement on Schedule 14A relating to our 2024 annual meeting of stockholders (other than information furnished rather than filed), which was filed with the SEC on March 15, 2024;

•
The description of our Class A stock under our registration statement on Form 8-A we filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, including any amendment or report we filed with the SEC, for the purpose of updating this description.

We deem all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and until the completion of the offering under this registration statement incorporated by reference into this registration statement and as a part of this registration statement from the date of the filing of the document. We deem any statement contained in a document incorporated or that we deem is incorporated by reference into this registration statement as modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other document we subsequently file with the SEC that also is or we deem is incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that we so modify or supersede will not constitute a part of this registration statement, except as modified or superseded.
Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.
Item 6.	Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law, the law of our state of incorporation, empowers a corporation, subject to certain limitations, to indemnify its officers and directors against expenses, including attorneys’ fees, judgments, fines and certain settlements, actually and reasonably incurred by them in any suit or proceeding to which they are parties as long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal action or proceeding, as long as they had no reasonable cause to believe their conduct to be unlawful. Our by-laws provide that we shall indemnify, to the fullest extent Delaware law permits, any person, including our directors and our officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or his intestate is or was our director, officer or employee or served or serves any other enterprise at our request.
The by-laws of Donegal Mutual Insurance Company, or Donegal Mutual, which owns and controls the votes of approximately 71% of our outstanding shares of stock, also provide that Donegal Mutual shall indemnify, to the fullest extent Pennsylvania law permits, any person, including Donegal Mutual’s directors or officers, made, or threatened to be made, a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such director or officer, his or her testator or his or her intestate is or was our director, officer or employee or served or serves any other enterprise at our request. In addition, the by-laws of Donegal Mutual provide that, to the fullest extent Pennsylvania law permits, Donegal Mutual’s directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.
Our by-laws provide that, to the fullest extent Delaware law permits, our directors shall not have any personal liability for monetary damages for any action taken or any failure to take any action.
Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation of Donegal Group Inc., as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 8, 2019).

4.2	Second Amended and Restated By-laws of Donegal Group Inc. (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K, filed with the SEC on July 22, 2022).

4.3
State of Delaware Certificate of Change of Registered Agent and/or Registered Office (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K, filed with the SEC on August 10, 2022).

4.4
Description of Donegal Group Inc.’s Securities Registered pursuant to Section 12 of the Exchange Act (incorporated by reference to Exhibit 4.1 to the registrant’s Annual Report on Form 10-K, filed with the SEC on March 5, 2021).

5.1	Opinion of Duane Morris LLP dated April 25, 2024 (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)

24	Power of Attorney (contained on signature page hereto)

99.1	Donegal Group Inc. 2024 Equity Incentive Plan for Employees (filed herewith)

99.2	Donegal Group Inc. 2024 Equity Incentive Plan for Directors (filed herewith).

107	Filing Fees (filed herewith).

Item 9.	Undertakings.

We hereby undertake:
(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marietta, Pennsylvania, on April 25, 2024.

DONEGAL GROUP INC.

By:	/s/ Kevin G. Burke
Kevin G. Burke,
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS , that the undersigned officers and directors of Donegal Group Inc., a Delaware corporation, do hereby constitute and appoint Kevin G. Burke and Jeffrey D. Miller, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments (including post-effective amendments to this Registration Statement on Form S-8) and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin G. Burke	President, Chief Executive Officer and a Director	April 25, 2024
Kevin G. Burke	(principal executive officer)

/s/ Jeffrey D. Miller	Executive Vice President and Chief Financial Officer	April 25, 2024
Jeffrey D. Miller	(principal financial and accounting officer)

/s/ Scott A. Berlucchi	Director	April 25, 2024
Scott A. Berlucchi

/s/ Dennis J. Bixenman	Director	April 25, 2024
Dennis J. Bixenman

/s/ Jack L. Hess	Director	April 25, 2024
Jack L. Hess

/s/ Barry C. Huber	Director	April 25, 2024
Barry C. Huber

/s/ David C. King	Director	April 25, 2024
David C. King

/s/ Kevin M. Kraft, Sr.	Director	April 25, 2024
Kevin M. Kraft, Sr.

/s/ Jon M. Mahan	Director	April 25, 2024
Jon M. Mahan

/s/ S. Trezevant Moore, Jr.	Director	April 25, 2024
S. Trezevant Moore, Jr.

/s/ Britta H. Schatz	Director	April 25, 2024
Britta H. Schatz

/s/ Annette B. Szady	Director	April 25, 2024
Annette B. Szady